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Exhibit 3.11

CERTIFICATE OF INCORPORATION

ON CHANGE OF NAME

Company No. 3870678

        The Registrar of Companies for England and Wales hereby certifies that VANTICO HOLDING LIMITED having by special resolution changed its name, is now incorporated under the name of HUNTSMAN ADVANCED MATERIALS HOLDINGS (UK) LIMITED

        Given at Companies House, London, the 2nd February 2004.

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CERTIFICATE OF INCORPORATION ON CHANGE OF NAME